Exhibit 10.4

AMENDMENT #1 TO THE PROMISSORY NOTE AND SECURITIES PURCHASE AGREEMENT

ENTERED INTO ON JULY 20, 2015

THIS AMENDMENT #1 TO THE PROMISSORY NOTE AND SECURITIES PURCHASE AGREEMENT ENTERED INTO ON July 20, 2015 (the “Amendment”) is made effective as of November 12, 2015 by and between LIFELOGGER TECHNOLOGIES CORP., a Nevada corporation, located at 11380 Prosperity Farms Road, Suite 221E, Palm Beach Gardens, Florida 33410 (the “Company”), and Glamis Capital SA, with an address of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain promissory note originally issued by the Company to the Holder on July 20, 2015, in the principal amount of $200,000.00 (the “Note”), as well as the securities purchase agreement entered into between the Company and the Holder dated July 20, 2015 (the “SPA”); and

B. The Company and Holder desire to amend the Note and SPA as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The first two sentences of the Note shall be replaced in their entirety by the following:

FOR VALUE RECEIVED, Lifelogger Technologies Corp., a Nevada corporation (the “Company”), hereby promises to pay to the order of Glamis Capital SA, or registered assigns (the “Holder”), the principal amount set forth above (the “Principal Amount”), and to pay interest on the outstanding Principal Amount at the rate of ten percent 10% per annum (the “Note”). The Holder shall pay to the Company at least $70,000.00 of the Principal Amount on the issuance date of the Note set forth above (the “Issue Date”). The Company has the option to request, in its sole discretion, that the Holder shall pay up to $65,000.00 of the Principal Amount to the Company, in tranches or otherwise, and upon such payment notwithstanding anything to the contrary provided for in the Note, the Principal Amount of the Note shall be $135,000 and the Holder shall have no obligation to advance to the Company any funds in excess of $135,000.

2. The last sentence of Section 1(b) of the SPA shall be replaced in its entirety by the following:

The Company has the option to request, in its sole discretion, that the Holder shall pay up to an additional $65,000 of the purchase price to the Company, as further described in the Note. Notwithstanding anything to the contrary provided for in the Note or the SPA, the Holder shall have no obligation to advance to the Company any funds in excess of $135,000.

3. Section 1 of this Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note which are not in conflict with the terms of Section 1 of this Amendment shall remain in full force and effect.

4. Section 2 of this Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the SPA. Except as specifically modified hereby, all of the provisions of the Note which are not in conflict with the terms of Section 2 of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LIFELOGGER TECHNOLOGIES CORP.

By:	/s/ Stewart Garner
Name:	Stewart Garner
Title:	Chief Executive Officer

GLAMIS CAPITAL SA

By:	/s/ Anthony Killarney
Name:	Anthony Killarney
Title:	Director